Pricing Supplement No. Euro H002     Dated 03/27/98         Rule 424(b)(2)
(To Prospectus dated December 1, 1997 and                  File No. 333-38931
Prospectus Supplement dated December 5, 1997)
				This Pricing Supplement consists of 30 page(s)
SALOMON SMITH BARNEY HOLDINGS INC.
Medium-Term Notes, Series H
(Bearer Notes)
Due More Than Nine Months from Date of Issue
Principal Amount or Face Amount:  ITL 10,000,000,000
Issue Price:     91.80%
Proceeds to Company on original issuance:  ITL 9,180,000,000
Commission or Discount on original issuance:  USD 15,562.50
Salomon Brothers International Limited's capacity on original issuance:
       |X|  As agent      | |  As principal
    If as principal
       | |  The Bearer Notes are being offered at varying prices related
	    to prevailing market prices at the time of resale.
       | |  The Bearer Notes are being offered at a fixed initial public
	    offering price of  % of Principal Amount or Face Amount.
Original Issue Date:  03/31/98
Stated Maturity:  03/31/2004
Specified Currency:
    (If other than U.S. Dollars)
Authorized Denominations: ITL 1,000,000
    (If other than as set forth in the Prospectus Supplement)
Interest Payment Dates:
    Accrue to Pay:  | | Yes  |X| No
Indexed Principal Note:   |X|  Yes (See Attached)   | |  No
Type of Interest on Note: | | Fixed Rate   | | Floating Rate   | | Indexed Rate
								 (See Attached)
Interest Rate (Fixed Rate Notes): None. See attached.
Initial Interest Rate (Floating Rate Notes): N.A.

    Base Rate: | | CD Rate | | Commercial Paper Rate  | | Federal Funds Rate
	   | | LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
	   | | Treasury Rate Constant Maturity    | | Other (See Attached)
Calculation Agent (If other than Citibank):   | | Salomon Brothers
					      |X| Other  (See Attached)
Computation of Interest:  | | 30 over 360       | | Actual over Actual
			  | | Actual over 360   | | Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates:  N.A.
Rate Determination Dates:  N.A.
    (If other than as set forth in the Prospectus Supplement)
Index Maturity:  N.A.
Spread (+/-):    N.A.
Spread Multiplier: N.A.
Change in Spread, Spread Multiplier or Fixed Interest Rate prior to
    Stated Maturity:   | | Yes (See Attached)  |X| No
Maximum Interest Rate:  N.A.
Minimimum Interest Rate: N.A.
Amortizing Note:   | |  Yes  (See Attached)   |X|  No
Optional Redemption:   | |  Yes   |X|  No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption: | | In whole only and not in part | | May be in whole or in part
Optional Repayment:       | |  Yes     |X|  No
	Optional Repayment Dates:
	Optional Repayment Prices:
Discount Note:   | |  Yes   |X|  No
	Total Amount of OID:
	Yield to Maturity:
Listed on Luxembourg Stock Exchange:  | | Yes     |X| No
Common Code:    008326525
ISIN:   XS0083265255
Cusip:  99315W9B9

Pricing Supplement No. Euro H002 dated March 27, 1998
(to Prospectus dated December 1, 1997 and
Prospectus Supplement December 5, 1997)

Medium Term Notes, Series H

		     DESCRIPTION OF THE NOTES
GENERAL

      The description in this Pricing Supplement of the particular terms of the Bearer Notes offered hereby (the "Notes") supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the Bearer Notes set forth in the accompanying Prospectus and Prospectus Supplement, to which descriptions reference is hereby made. The Notes offered hereby are Indexed Principal Notes, as described under "Description of Bearer Notes" in the accompanying Prospectus Supplement, to which description reference is hereby made.

RISK FACTORS

Indexed Principal Notes; No Periodic Payments of Interest.

      THE NOTES DO NOT BEAR PERIODIC PAYMENTS OF INTEREST.

      The Notes are Indexed Principal Notes. The amount in respect of principal with respect to a Note that a Holder will receive at Stated Maturity will be at least the face amount of such Note (as indicated on the cover of this Pricing Supplement). However, any amount in excess of such face amount that may be payable in respect of principal on such Note will be determined by reference to changes in the value of three international equity indexes during the period between the Original Issue Date and Stated Maturity. As described more fully below under "Indexed Principal," if the arithmetic average of the published closing prices of any of the Nikkei 225 Index, the FT-SE(R) 100 Share Index or the Standard & Poor's 500 Index (each of which equity indexes is described more fully below) on the 27th of each month during any of the three successive twenty-four-month periods commencing April 1, 1998 (or, if any such date is not a Business Day, the next succeeding Business Day) exceeds a reference level determined by the Calculation Agent based upon the closing value of each such index on a specified date in March of the calendar year during which each twenty-four-month period commences, the amount in respect of principal payable with respect to a Note at Stated Maturity will be greater than the face amount of such Note. If this condition is not satisfied for any such index during any such twenty-four-month period during the term of the Notes, the amount in respect of principal payable with respect to a Note at Stated Maturity will be equal to the face amount of such Note. HOLDERS OF THE NOTES SHOULD BE PREPARED NOT TO RECEIVE MORE THAN THE FACE AMOUNT OF A NOTE IN RESPECT OF PRINCIPAL ON ANY SUCH NOTE.

DEFINITIONS

      "Business Day" means any day, other than a Saturday or a Sunday, that is not a day on which banking institutions are authorized or required by law or regulation to be closed in any of (i) New York, New York, (ii) Tokyo, Japan, (iii) London, England or (iv) Milan, Italy.

      The "Calculation Agent" will be Salomon Brothers
International Limited, which is a wholly-owned subsidiary of Salomon Smith Barney Holdings Inc. (the "Company").

INDEXED PRINCIPAL

      The amount payable in respect of principal on a Note at Stated Maturity (the "Indexed Principal Amount") is to be determined by the Calculation Agent in accordance with the formula set out below (the "Index Formula"):

      IPA = FA PLUS [FA TIMES [(40% TIMES N) PLUS (30% TIMES F)
PLUS (30% TIMES S)]]; where:

	   "IPA" means the Indexed Principal Amount payable at Stated Maturity of the Note.

	   "FA" means the Face Amount of the Note (as stated on the cover of this Pricing Supplement).

	   "N" MEANS N1 PLUS N2 PLUS N3; where

	   "N1" means 0.8 times the greater of zero and [(NA1/NB1) minus 1]

	   "N2" means 0.8 times the greater of zero and [(NA2/NB2) minus 1]

	   "N3" means 0.8 times the greater of zero and [(NA3/NB3) minus 1]

where:

      NA1 means the arithmetic average, as determined by the Calculation Agent, of the closing prices of the Nikkei 225 Index, as published by Nihon Keizai Shimbun, Inc. ("NKS"), on the 27th of each month from and including April 1998 through and including March 2000 (or, if any such date is not a Business Day, the next succeeding Business Day).

      NA2 means the arithmetic average, as determined by the Calculation Agent, of the closing prices of the Nikkei 225 Index, as published by NKS, on the 27th of each month from and including April 2000 through and including March 2002 (or, if any such date is not a Business Day, the next succeeding Business Day).

      NA3 means the arithmetic average, as determined by the Calculation Agent, of the closing prices of the Nikkei 225 Index, as published by NKS, on the 27th of each month from and including April 2002 through and including March 2004 (or, if any such date is not a Business Day, the next succeeding Business
Day).

      NB1 means the closing price of the Nikkei 225 Index, as published by NKS, on March 27, 1998 (or, if such date is not a Business Day, the next succeeding Business Day).

      NB2 means the closing price of the Nikkei 225 Index, as published by NKS, on March 27, 2000 (or, if such date is not a Business Day, the next succeeding Business Day).

      NB3 means the closing price of the Nikkei 225 Index, as published by NKS, on March 27, 2002 (or, if such date is not a Business Day, the next succeeding Business Day).

	   "F" MEANS F1 PLUS F2 PLUS F3; where

	   "F1" means 0.8 times the greater of zero and [(FA1/FB1) minus 1]

	   "F2" means 0.8 times the greater of zero and [(FA2/FB2) minus 1]

	   "F3" means 0.8 times the greater of zero and [(FA3/FB3) minus 1]

      FA1 means the arithmetic average, as determined by the Calculation Agent, of the Official Index Closing Prices of the FT-SE(R) 100 Share Index, as published by FTSE International Limited ("FTSE"), on the 27th of each month from and including April 1998 through and including March 2000 (or, if any such date is not a Business Day, the next succeeding Business Day).

      FA2 means the arithmetic average, as determined by the Calculation Agent, of the Official Index Closing Prices of the FT-SE(R) 100 Share Index, as published by FTSE, on the 27th of each month from and including April 2000 through and including March 2002 (or, if any such date is not a Business Day, the next succeeding Business Day).

      FA3 means the arithmetic average, as determined by the Calculation Agent, of the Official Index Closing Prices of the FT-SE(R) 100 Share Index, as published by FTSE, on the 27th of each month from and including April 2002 through and including March 2004 (or, if any such date is not a Business Day, the next succeeding Business Day).

      FB1 means the Official Index Closing Price of the FT-SE(R)
100 Share Index, as published by FTSE, on March 27, 1998 (or, if such date is not a Business Day, the next succeeding Business
Day).

      FB2 means the Official Index Closing Price of the FT-SE(R)
100 Share Index, as published by FTSE, on March 27, 2000 (or, if such date is not a Business Day, the next succeeding Business
Day).

      FB3 means the Official Index Closing Price of the FT-SE(R)
100 Share Index, as published by FTSE, on March 27, 2002 (or, if such date is not a Business Day, the next succeeding Business
Day).

      "S" means S1 plus S2 plus S3; where

	   "S1" means 0.8 times the greater of zero and [(SA1/SB1) minus 1]

	   "S2" means 0.8 times the greater of zero and [(SA2/SB2) minus 1]

	   "S3" means 0.8 times the greater of zero and [(SA3/SB3) minus 1]

where:

      SA1 means the arithmetic average, as determined by the Calculation Agent, of the closing prices of the Standard & Poor's 500 Index (the "S&P 500 Index") as published by Standard & Poor's ("S&P"), a Division of the McGraw Hill Companies, Inc., on the 27th of each month from and including April 1998 through and including March 2000 (or, if any such date is not a Business Day, the next succeeding Business Day).

      SA2 means the arithmetic average, as determined by the Calculation Agent, of the closing prices of the S&P 500 Index, as published by S&P, on the 27th of each month from and including April 2000 through and including March 2002 (or, if any such date is not a Business Day, the next succeeding Business Day).

      SA3 means the arithmetic average, as determined by the Calculation Agent, of the closing prices of the S&P 500 Index, as published by S&P, on the 27th of each month from and including April 2002 through and including March 2004 (or, if any such date is not a Business Day, the next succeeding Business Day).

      SB1 means the closing price of the S&P 500 Index, as published by S&P, on March 27, 1998 (or, if such date is not a Business Day, the next succeeding Business Day).

      SB2 means the closing price of the S&P 500 Index, as published by S&P, on March 27, 2000 (or, if such date is not a Business Day, the next succeeding Business Day).

      SB3 means the closing price of the S&P 500 Index, as published by S&P, on March 27, 2002 (or, if such date is not a Business Day, the next succeeding Business Day).

SUCCESSOR INDEXES

      If NKS discontinues publication of the Nikkei 225 Index and publishes a successor or substitute index that the Company determines, in its sole discretion, to be comparable to the Nikkei 225 Index (any such successor or substitute index being hereinafter referred to as a "Successor Nikkei Index"), then the Indexed Principal Amount shall be determined by the Calculation Agent, on behalf of the Company, based on such Successor Nikkei Index. In the event that the Nikkei 225 Index or any Successor Nikkei Index ceases publication, the Calculation Agent, acting on behalf of the Company and in its sole discretion, shall calculate the Indexed Principal Amount based on the formula and method used in calculating the Nikkei 225 Index as of the Original Issue Date of the Notes using the closing values of appropriate securities traded on the Tokyo Stock Exchange (the "TSE"), as chosen in its sole discretion.

      If FTSE discontinues publication of the FT-SE(R) 100 Share Index and publishes a successor or substitute index that the Company determines, in its sole discretion, to be comparable to the FT-SE(R) 100 Share Index (any such successor or substitute index being hereinafter referred to as a "Successor FTSE Index"), then the Indexed Principal Amount shall be determined by the Calculation Agent, on behalf of the Company, based on such Successor FTSE Index. In the event that the FT-SE(R) 100 Share Index or any Successor FTSE Index ceases publication, the Calculation Agent, acting on behalf of the Company and in its sole discretion, shall calculate the Indexed Principal Amount based on the formula and method used in calculating the FT-SE(R) 100 Share Index as of the Original Issue Date of the Notes using the closing values of appropriate securities traded on the London Stock Exchange Limited (the "LSE"), as chosen in its sole discretion.

      If S&P discontinues publication of the S&P 500 Index and publishes a successor or substitute index that the Company determines, in its sole discretion, to be comparable to the S&P 500 Index (any such successor or substitute index being hereinafter referred to as a "Successor S&P Index"), then the Indexed Principal Amount of the Notes shall be determined by the Calculation Agent, on behalf of the Company, based on such Successor S&P Index. In the event that the S&P 500 Index or any Successor S&P Index ceases publication, the Calculation Agent, acting on behalf of the Company and in its sole discretion, shall calculate the Indexed Principal Amount based on the formula and method used in calculating the S&P 500 Index as of the Original Issue Date of the Notes using the closing values of appropriate securities traded on the New York Stock Exchange (the "NYSE"), as chosen in its sole discretion.

      None of the Calculation Agent, the Company, or any Agent will have any responsibility for errors or omissions in making such calculations or determinations. The Calculation Agent shall not be an agent of the Holders of Notes, and its calculations and determinations hereunder shall (except in the case of manifest error) be final and binding on the Company and such Holders. The Company shall not bear any liability for any mistake, misstatement or misquotation of (i) the Nikkei 225 Index or any Successor Nikkei Index by NKS or any other publisher thereof,
(ii) the FT-SE(R) 100 Share Index or any Successor FTSE Index by FTSE or any other publisher thereof or (iii) the S&P 500 Index or any Successor S&P 500 Index by S&P or any other publisher thereof.

PAYMENT DATE

      The Stated Maturity of the Notes is March 31, 2004. If
Stated Maturity would otherwise be a day that is not a Business
Day, Stated Maturity shall be postponed to the next succeeding
Business Day.

EVENTS OF DEFAULT AND ACCELERATION

      In case an Event of Default (as described in the accompanying Prospectus) with respect to the Notes shall have occurred and be continuing, the amount payable to a Holder of a Note upon any acceleration permitted by the Notes will be equal to the Indexed Principal Amount in respect of such Note, calculated in the manner set forth above as though the date of early repayment was the Stated Maturity of the Notes. If a case under the United States bankruptcy code is commenced in respect of the Company, the claim of a Holder of a Note may be limited, under Title 11 of the United States Code, to the face amount of such Note.

      In case of default in payment at the maturity date of the Notes (whether at Stated Maturity or upon acceleration), from and after the maturity date, the Notes shall bear interest, payable upon demand of the Trustee, at the rate of 6.25% per annum (to the extent that payment of such interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the Notes to the date payment of such amount is made or duly provided for.


		 DESCRIPTION OF NIKKEI 225 INDEX

      Unless otherwise stated, all information herein relating to the Nikkei 225 Index has been derived from the Stock Market Indices Data Bank published by NKS and other publicly available sources. Such information reflects the policies of NKS as of March 25, 1998 as stated in such sources; such policies are subject to change at the discretion of NKS.

      The Nikkei 225 Index is a stock index calculated, published and disseminated by NKS that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index is currently based on 225 highly capitalized underlying stocks trading on the TSE representing a broad cross-section of Japanese industries. See Appendix A hereto for a list of the stocks comprising the Nikkei 225 Index as of March 25, 1998. All 225 underlying stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section are among the most actively traded stocks on the TSE.

      The Nikkei 225 Index is a modified, price-weighted index (i.e., an underlying stock's weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each underlying stock by the corresponding weighting factor for such underlying stock (a "Weight Factor"), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the "Divisor"). The Divisor, initially set in 1949 at 225, was 10.010 as of March 25, 1998 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing yen 50 by the par value of the relevant underlying stock, so that the share price of each underlying stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of yen 50. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the underlying stocks (currently the TSE). The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

      In order to maintain continuity in the level of the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the underlying stocks, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any underlying stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change.

      Underlying stocks may be deleted or added by NKS. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the underlying stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the "Seiri-Post" because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. Upon deletion of a stock from the underlying stocks, NKS will select a suitable replacement for such deleted underlying stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by NKS to be representative of a market may be added to the underlying stocks. In such a case, an existing underlying stock with low trading volume and not representative of a market will be deleted by NKS.

      NKS is under no obligation to continue the calculation and dissemination of the Nikkei 225 Index. The Notes are not sponsored, endorsed, sold or promoted by NKS. No inference should be drawn from the information contained in this Pricing Supplement that NKS makes any representation or warranty, implied or express, to the Company, the Holders or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Nikkei 225 Index to track general stock market performance. NKS has no obligation to take the needs of the Company or the Holders of the Notes into consideration in determining, composing or calculating the Nikkei 225 Index. NKS is not responsible for, and has not participated in the determination of, the timing of, prices for, or quantities of, the Notes to be issued or in the determination or calculation of the equation by which the Indexed Principal Amount or any other amount payable with respect to the Notes is set. NKS has no obligation or liability in connection with the administration, marketing or trading of the Notes.

      NKS and the Company have entered into a license agreement providing for a license, in exchange for a fee, of certain trade and service marks with respect to indices owned and published by NKS in connection with the issuance of the Notes. The use of and reference to the Nikkei 225 Index in connection with the Notes have been consented to by NKS, the publisher of the Nikkei 225 Index.

      None of the Company, the Calculation Agent, the Trustee under the Senior Debt Indenture or any Agent accepts any responsibility for the calculation, maintenance or publication of the Nikkei 225 Index or any Successor Nikkei Index. NKS disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 Index or the manner in which such index is applied in determining the Indexed Principal Amount or any other amount payable in respect of the Notes.

Historical Data on Nikkei 225 Index

      The following table sets forth the highest and lowest daily closing price of the Nikkei 225 Index, as published by NKS, for each quarter during the period from January 1, 1993 through March 25, 1998, as well as the closing price of the Nikkei 225 Index as of the end of each such quarter or partial quarter. The historical values of the Nikkei 225 Index should not be taken as an indication of future performance.

				Daily Closing Prices
			  --------------------------------
			  Highest      Lowest       Period
			   Level       Level         End
			  -------      ------       ------
1993:
   1st Quarter            19048.38     16287.45     18591.45
   2nd Quarter            21076.00     18591.45     19590.00
   3rd Quarter            21148.11     19590.00     20105.71
   4th Quarter            20500.25     16078.71     17417.24
1994:
   1st Quarter            20677.77     17369.74     19111.92
   2nd Quarter            21552.81     19111.92     20643.93
   3rd Quarter            20862.77     19468.89     19563.81
   4th Quarter            20148.83     18666.93     19723.06
1995:
   1st Quarter            19723.06     15749.77     16139.95
   2nd Quarter            17103.69     14507.17     14517.40
   3rd Quarter            18758.55     14485.41     17913.06
   4th Quarter            20011.76     17337.19     19868.15
1996:
   1st Quarter            21406.85     19734.70     21406.85
   2nd Quarter            22666.80     21171.82     22530.75
   3rd Quarter            22530.75     20107.11     21556.40
   4th Quarter            21612.30     19161.71     19361.35
1997:
   1st Quarter            19446.00     17303.65     18003.40
   2nd Quarter            20681.07     17485.75     20604.96
   3rd Quarter            20604.96     17683.27     17887.71
   4th Quarter            17842.20     14775.20     15258.74
1998:
   1st Quarter (through
   March 25, 1998)        17264.34     14664.44     16658.34


      The closing price of the Nikkei 225 Index on March 25, 1998 was 16658.34.

      Since its inception, the Nikkei 225 Index has experienced significant daily price fluctuations. Any historical upward or downward trend in the closing level of the Nikkei 225 Index during any period set forth above is not any indication that the Nikkei 225 Index is more or less likely to increase or decline at any time during the term of the Notes.

The Tokyo Stock Exchange

      The TSE is one of the world's largest securities exchanges in terms of market capitalization. The TSE is a two-way, continuous, pure auction market. Trading hours are currently from 9:00 A.M. to 11:00 A.M. and from 12:30 P.M. to 3:00 P.M., Tokyo time, Monday through Friday.

      Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei 225 Index on such trading day will generally be available in the United States by the opening of business on the same calendar day.

      The TSE has adopted certain measures intended to prevent any extreme short-term price fluctuations resulting from order imbalances. These include daily price floors and ceilings intended to prevent extreme fluctuations in individual stock prices. In general, any stocks listed on the TSE cannot be traded at a price outside of these limits, which are stated in terms of absolute amounts of Japanese yen, and not percentage, changes from the closing price of the stock on the previous day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a "special bid quote" or a "special asked quote" for that stock at a specified higher or lower price level than the stock's last sale price in order to solicit counter orders and balance supply and demand for stock. Investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances including, for example, unusual trading activity in that stock. As a result, variations in the Nikkei 225 Index may be limited by price limitations, or by suspension of trading, on individual stocks which comprise the Nikkei 225 Index which may, in turn, adversely affect the value of the Notes under certain circumstances.


	     DESCRIPTION OF FT-SE(R) 100 SHARE INDEX

      Unless otherwise stated, all information herein relating to the FT-SE(R) 100 Share Index has been derived from publications of FTSE, the LSE and other publicly available sources. Such information reflects the policies of FTSE and the LSE as of March 25, 1998 as stated in such sources; such policies are subject to change at the discretion of FTSE or the LSE.

      The FT-SE(R) 100 Share Index is a stock index regulated and supervised by the LSE and published, operated and distributed by FTSE that is intended to measure the composite price performance of the underlying stocks, which generally consist of the stocks of the largest 100 United Kingdom companies (determined on the basis of market capitalization) traded on the LSE. See Appendix B hereto for a list of the stocks comprising the FT-SE(R) 100 Share Index as of March 25, 1998. A company's market capitalization is calculated by multiplying the number of shares outstanding by the company's current share price. The FT-SE(R) 100 Share Index was first published on March 3, 1984 (with a base date of December 30, 1983) and is widely reported by newspapers (including The Wall Street Journal and the Financial Times) and other media. The underlying stocks represent a broad cross-section of United Kingdom industry and are among the most actively traded stocks on the LSE.

      The value of the FT-SE(R) 100 Share Index is calculated at any particular time by multiplying the change in the market capitalization of the underlying stocks during a prescribed time period by a base value. The FT-SE(R) 100 Share Index currently is updated every fifteen seconds between 8:30 A.M. and 4:30 P.M., London time.

      The FT-SE(R) 100 Share Index is a capital-weighted index (i.e., an underlying stock's weight in the index is based on the total market capitalization of the issuer, rather than on its price per share). Accordingly, a 5 percent price change in the first ranked underlying stock has a greater effect on the FT-SE(R) 100 Share Index than a 5 percent price change in the 100th ranked underlying stock. The base value of the index is recalculated to compensate for replacements of the underlying stocks or changes in the outstanding share capital of their issuers that result, for example, from rights issues or new stock issuances.

      Each calendar quarter, the FTSE Actuaries UK Indicies Committee undertakes a review of the underlying stocks and determines whether it is necessary to add or delete securities from the FT-SE(R) 100 Share Index based on the current market capitalization of their issuers. To maintain continuity, however, an underlying stock will only be deleted if (i) the market capitalization of the issuer of such stock has fallen to 111th place or below, or (ii) the market capitalization of the issuer of such stock has fallen to below 101st place, but above 111th place, in which case such stock shall be deleted only if it is necessary to create a place in the index for the stock of an issuer that is not included in the index at such time but whose market capitalization has risen to 90th place or better. A new underlying stock will be added if (i) the market capitalization of the issuer of such stock has risen to 90th place or better or
(ii) it is necessary to replace the stock of an issuer whose market capitalization has fallen to 111th place or below, in which case stocks of issuers not included in the index at such time will be added as necessary in the order of their market capitalization, up to the issuer then in 91st place. The six highest placed stocks not included in the index comprise a replacement list to be used in the event that one or more underlying stocks may be deleted from the index during the period between quarterly reviews. Such a deletion will result upon the delisting of an underlying stock, and may result upon a merger or takeover of its issuer or a suspension of trading in such stock. A new issue may be added to the index if, in the view of the FTSE Actuaries UK Indicies Committee, such new issue is so large that the effectiveness of the index as a market indicator would be significantly and adversely affected by its omission. In such a case, the underlying stock of the issuer with the lowest market capitalization would generally be removed, though the timing of the inclusion of any such new issue and the decision as to which underlying stock it shall replace are at the discretion of the FTSE Actuaries UK Indicies Committee.

      The performance of the FT-SE(R) 100 Share Index varies somewhat from other stock indices, such as the Financial Times All-Share Index published by The Financial Times Limited (the "FTL"), that measure the performance of a greater number of stocks listed on the LSE. Such performance differences reflect a number of complex factors including, among other things, the relatively greater volatility of the stocks of smaller companies that are not included among the underlying stocks and the greater sensitivity of the FT-SE(R) 100 Share Index to the performance of industries, such as the petroleum industry, that tend to be represented by larger companies.

      FTSE is under no obligation to continue the calculation and dissemination of the FT-SE(R) 100 Share Index. The Notes are not in any way sponsored, endorsed, sold or promoted by FTSE, the LSE or the Financial Times Ltd. (the "FTL") and none of FTSE, the LSE or the FTL makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FT-SE(R) 100 Share Index and/or the figure at which the FT-SE(R) 100 Share Index stands on any particular day or otherwise. The FT-SE(R) 100 Share Index is compiled and calculated solely by FTSE. However, none of FTSE, the LSE or the FTL shall be liable (whether in negligence or otherwise) to any person for any error in the FT-SE(R) 100 Share Index and neither FTSE nor the LSE nor the FTL shall be under any obligation to advise any person, including a purchaser or vendor of any of the Notes, of any error therein. FTSE has no obligation to take the needs of the Company or Holders of the Notes into consideration in determining, composing or calculating the FT-SE(R) 100 Share Index. FTSE is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the Notes to be issued or in the determination or calculation of the equation by which the Indexed Principal Amount or any other amount payable with respect to the Notes is set. FTSE has no obligation or liability in connection with the administration, marketing or trading of the Notes.

      "FTSE(R)" is a registered trade mark of the London Stock Exchange Limited and the Financial Times Limited and is used by FTSE International Limited under license. FTSE International Limited and the Company have entered into a license agreement providing for a license, in exchange for a fee, of certain trade and service marks with respect to indices owned and published by FTSE in connection with the issuance of the Notes. The use of and reference to the FT-SE(R) 100 Share Index in connection with the Notes have been consented to by FTSE, the publisher of the FT-SE(R) 100 Share Index.

      None of the Company, the Calculation Agent, the Trustee under the Senior Debt Indenture or any Agent accepts any responsibility for the calculation, maintenance or publication of the FT-SE(R) 100 Share Index or any Successor FTSE Index. FTSE disclaims all responsibility for any errors or omissions in the calculation and dissemination of the FT-SE(R) 100 Share Index or the manner in which such index is applied in determining any Indexed Principal Amount or any other amount payable with respect to the Notes.

Historical Data on the FT-SE(R) 100 Share Index

      The following table sets forth the highest and lowest daily closing price of the FT-SE(R) 100 Share Index, as published by FTSE, for each quarter during the period from January 1, 1993 through March 25, 1998, as well as the closing price of the FT-SE(R) 100 Share Index as of the end of each such quarter or partial quarter. The historical values of the FT-SE(R) 100 Share Index should not be taken as an indication of future performance.

			       Daily Closing Prices
			  -------------------------------
			  Highest     Lowest       Period
			   Level       Level         End
			  -------     ------       ------
1993:
  1st Quarter             2957.32     2737.60      2878.67
  2nd Quarter             2907.60     2786.33      2899.95
  3rd Quarter             3100.62     2814.12      3037.47
  4th Quarter             3461.96     3037.47      3418.42
1994:
  1st Quarter             3520.27     3086.40      3086.40
  2nd Quarter             3168.30     2876.60      2919.20
  3rd Quarter             3265.10     2919.20      3026.30
  4th Quarter             3146.50     2943.40      3065.54
1995:
  1st Quarter             3176.20     2954.18      3137.90
  2nd Quarter             3403.80     3137.90      3314.60
  3rd Quarter             3570.78     3314.60      3508.25
  4th Quarter             3689.30     3460.10      3689.30
1996:
  1st Quarter             3781.30     3639.52      3699.70
  2nd Quarter             3587.10     3678.80      3711.00
  3rd Quarter             3977.20     3632.30      3953.70
  4th Quarter             4118.50     3900.40      4118.50
1997:
  1st Quarter             4444.30     4056.60      4312.90
  2nd Quarter             4783.10     4214.60      4604.60
  3rd Quarter             5244.20     4604.60      5244.20
  4th Quarter             5330.80     4711.00      5135.50
1998:
   1st Quarter (through
   March 25, 1998)        5997.90     5068.80       5967.80


      The closing price of the FT-SE(R) 100 Share Index on March
25, 1998 was 5967.80.

      Since its inception, the FT-SE(R) 100 Share Index has experienced significant daily price fluctuations. Any historical upward or downward trend in the closing level of the FT-SE(R) 100 Share Index during any period set forth above is not any indication that the FT-SE(R) 100 Share Index is more or less likely to increase or decline at any time during the term of the Notes.

The London Stock Exchange, SEAQ and SETS

      The LSE is the largest established securities market in the United Kingdom and one of the world's largest securities exchanges in terms of market capitalization. Trading on the LSE takes place in quantity of shares, rather than in round lots. The rules of the LSE currently place no limits on daily permissible price movements in the trading of listed securities. The Stock Exchange Automated Quotations ("SEAQ") service is the LSE's electronic price information system, which acts as an interface between market-makers and their customers. Throughout the trading day, 30 registered market-makers are obliged to display to the market their bid and offer prices and the maximum bargain size to which these prices relate. All equity prices displayed on SEAQ are firm. Trading hours on the LSE and SEAQ currently begin at 8:30 A.M. and end at 4:30 P.M., London time.

      Prior to settlement, the LSE requires each member firm to report details of its transactions to the stock-exchange checking service to ensure that both parties agree on all aspects of their transactions. Once through this checking service, transactions are passed to the LSE's computer-based system for settlement.

      On October 20, 1997, the LSE changed the way in which the stocks of its largest domestic issuers are traded through the introduction of SETS (Stock Exchange Electronic Trading Service). SETS was designed to replace the SEAQ structure as the means for trading in the stocks of issuers that comprise the FT-SE(R) 100 Share Index. At the heart of the changes was the introduction of an electronic order book, which now enables buyers and sellers to post their bid and sell prices and to have their trades "matched" automatically on the screen. The system is designed to allow investors to place buy and sell orders on to the order book through a member firm of the LSE. Those orders are displayed on-screen through a central electronic system and the trade completed (or "executed") automatically when the order matches with a corresponding buy or sell order. An LSE working party is currently considering the most appropriate structure for trading non-FTSE 100 shares, which in the meantime are expected to continue to be traded as at present.

      Due to the time zone difference between New York City and London, on any normal trading day, trading on the underlying stocks of the FT-SE(R) 100 Share Index on the LSE and SETS will cease prior to the end of the trading day in New York City. The Official Index Closing Price of the FT-SE(R) 100 Share Index is generally issued at 3:30 P.M., London time and will therefore generally be available in the United States shortly after 10:30 A.M., New York City time. The time zone difference between New York City and London may vary at certain times of the year due to different beginning and ending dates of Daylight Savings Time in New York City and the comparable British Summer Time in London.

		 DESCRIPTION OF THE S&P 500 INDEX

      Unless otherwise stated, all information herein relating to the S&P 500 Index has been derived from publicly-available material prepared by S&P. Such information reflects the policies of S&P and is subject to change at the discretion of S&P.

      The S&P 500 Index is published by S&P and is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the "Component Stocks") as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The "Market Value" of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company's common stock is widely held and the Market Value and trading activity of the common stock of that company.

      The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500 Index's base period of 1941-43 (the "Base Period"). An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

      The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of
10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the Index. The Index Divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index ("Index Maintenance"). Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs.

      To prevent the value of the Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant. This helps maintain the value of the Index as an accurate barometer of stock market performance and ensures that the movement of the Index does not reflect the corporate actions of individual companies in the Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Index Divisor adjustments.

      The table below summarizes the types of S&P 500 Index maintenance adjustments and indicates whether or not an Index
Divisor adjustment is required.

							 Divisor
Type of Corporate                                      Adjustment
      Action               Adjustment Factor            Required
-----------------          -----------------           ----------
Stock split          Shares Outstanding multiplied         No
(i.e. 2x1)           by 2; Stock Price divided by 2

Share issuance       Shares Outstanding plus newly         Yes
(i.e. Change > 5%)   issued Shares

Share repurchase     Shares Outstanding minus              Yes
(i.e. Change > 5%)   Repurchased Shares

Special cash         Share Price minus Special             Yes
dividends            Dividend

Company change       Add new company Market Value
		     Minus old company Market Value

Rights offering      Price of parent company minus         Yes

		       Price of Rights
		       ---------------
			Right Ratio

Spin-Offs            Price of parent company minus         Yes

		       Price of Spin-Off Co.
		       ---------------------
		       Share Exchange Ratio

      Stock splits and stock dividends do not affect the Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

      Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the "Post-Event Aggregate Market Value"). In order that the level of the Index (the "Pre-Event Index Value") not be affected by the altered Market Value (whether increased or decreased) of the affected Component Stock, a new Index Divisor ("New Divisor") is derived as follows:

     Post-Event Aggregate
	 Market Value
     --------------------    =    Pre-Event Index Value
	 New Divisor

				  Post-Event Aggregate
				      Market Value
	 New Divisor         =    ---------------------
				  Pre-Event Index Value

      A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday shortly prior to the end of each calendar quarter, the share totals of companies in the Index are updated as required by any changes in the number of shares outstanding. After the totals are updated the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

      S&P and Salomon Brothers Inc (an affiliate of the Company) have entered into a non-exclusive license agreement providing for the license to Salomon Brothers Inc, and any of its affiliated or subsidiary companies (including the Company), in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with certain securities. including the Notes.

      The license agreement between S&P and Salomon Brothers Inc provides that the following language must be set forth in this Pricing Supplement:

	   The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to the Company with respect to the Notes is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to the Company or the Notes. S&P has no obligation to take the needs of the Company or the holders of the Notes into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices of, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

	   S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE COMPANY, HOLDERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE,
	   INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

"Standard & Poor's(R)", "S&P(R)", "S&P 500(R)", "Standard &
Poor's 500," and "500" are trademarks of The McGraw-Hill
Companies, Inc. and have been licensed for use by the Company.

      None of the Company, the Calculation Agent, the Trustee under the Senior Debt Indenture or the Agent accepts any responsibility for the calculation, maintenance or publication of the S&P 500 Index or any Successor S&P Index or substitute index.

Historical Data on the S&P 500 Index

      The following table sets forth the highest and lowest daily closing price of the S&P 500 Index, as published by S&P, for each quarter during the period from January 1, 1993 through March 25, 1998, as well as the closing price of the S&P 500 Index as of the end of each such quarter or partial quarter. The historical values of the S&P 500 Index should not be taken as an indication of future performance.

			     Daily Closing Prices
			  --------------------------
			  Highest   Lowest    Period
			   Level    Level      End
			  ------    ------    ------
1993:
   1st Quarter            456.34    429.05    451.67
   2nd Quarter            453.85    433.54    450.53
   3rd Quarter            463.56    441.43    458.93
   4th Quarter            470.94    457.48    466.45
1994:
   1st Quarter            482.00    445.55    445.76
   2nd Quarter            462.37    438.92    444.27
   3rd Quarter            476.07    446.13    462.71
   4th Quarter            473.77    445.45    459.27
1995:
   1st Quarter            503.90    459.11    500.71
   2nd Quarter            551.07    501.85    544.75
   3rd Quarter            586.77    547.09    584.41
   4th Quarter            621.69    576.72    615.93
1996:
   1st Quarter            661.45    598.48    645.43
   2nd Quarter            678.51    631.18    669.12
   3rd Quarter            687.33    626.65    687.33
   4th Quarter            757.03    689.08    740.74
1997:
   1st Quarter            816.29    737.01    757.12
   2nd Quarter            898.70    737.65    885.14
   3rd Quarter            960.32    891.03    947.28
   4th Quarter            983.79    876.98    970.43
1998:
   1st Quarter (through
   March 25, 1998)        1105.65   927.69   1101.92



      The closing level of the S&P 500 Index on March 25, 1998 was 1101.92.

      Since its inception, the S&P 500 Index has experienced significant daily price fluctuations. Any historical upward or downward trend in the closing level of the S&P 500 Index during any period set forth above is not any indication that the S&P 500 Index is more or less likely to increase or decline at any time during the term of the Notes.

		   DESCRIPTION OF ITALIAN LIRA

      The lira is the national currency of Italy. Italian bank notes are issued by The Bank of Italy, which is Italy's central bank and the sole bank of issue. On March 25, 1998, the noon buying rate for cable transfers in New York City payable in lira, as reported by the Federal Reserve Bank of New York, was ITL 1801.00 = $1.00.

      The exchange rate between the lira and the U.S. dollar is, at any moment, a result of the supply of and the demand for the two currencies, and changes in such exchange rate result over time from the interaction of many factors directly or indirectly affecting economic conditions in Italy and in the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments (both on capital and current account) and the extent of governmental surpluses or deficits in Italy and in the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Italy, the United States and other countries prominent in international trade and finance. In recent years, rates of exchange between the U.S. dollar and the Italian lira have been highly volatile.


			     TAXATION

      The following disclosure supplements, and to the extent inconsistent therewith, replaces, the disclosure in the Prospectus Supplement under "Certain United States Federal Income
Tax Considerations":

      Under U.S. Treasury regulations relating to debt instruments that provide for contingent payments, gain realized on a sale or other disposition of the Notes, and the excess of the redemption price of the Notes over their issue price, will be classified as interest income (rather than as gain) for U.S. tax purposes. Such interest income will be exempt from withholding of U.S. Federal income tax to the extent described in the Prospectus Supplement under "Certain United States Federal Income Tax Considerations."

						       APPENDIX A

	    LIST OF NIKKEI 225 INDEX UNDERLYING STOCKS

      The following is a list of the companies whose stocks comprised the Nikkei 225 Index as of March 25, 1998.

  1.    AJINOMOTO CO. INC.

  2.    ALL NIPPON AIRWAYS CO. LTD.

  3.    AOKI CORPORATION

  4.    ASAHI BREWERIES LTD.

  5.    ASAHI CHEMICAL INDUSTRY CO. LTD.

  6.    ASAHI DENKA KOGYO K.K.

  7.    ASAHI GLASS CO. LTD.

  8.    BANK OF TOKYO-MITSUBISHI LTD.

  9.    BRIDGESTONE CORPORATION

 10.    CANON INC.

 11.    CHICHIBU ONODA

 12.    CHIYODA CORPORATION

 13.    CHUBU ELECTRIC POWER

 14.    CITIZEN WATCH CO. LTD.

 15.    DAI-ICHI KANGYO BANK LTD.

 16.    DAINIPPON PRINTING CO. LTD.

 17.    DAINIPPON PHARMACEUTICAL CO. LTD.

 18.    DAIWA HOUSE INDUSTRY CO. LTD.

 19.    DENKI KAGAKU KOGYO K.K.

 20.    DENSO CORP.

 21.    DOWA MINING CO. LTD.

 22.    EBARA CORPORATION

 23.    FUJI BANK LTD.

 24.    FUJIBOSEKI

 25.    FUJI ELECTRIC CO. LTD.

 26.    FUJI PHOTO FILM CO. LTD.

 27.    FUJIKURA LTD.

 28.    FUJITA CORPORATION

 29.    FUJITSU LTD.

 30.    FURUKAWA CO. LTD.

 31.    FURUKAWA ELECTRIC CO. LTD.

 32.    HAZAMA CORPORATION

 33.    HEIWA REAL ESTATE CO. LTD.

 34.    HINO MOTORS LTD.

 35.    HITACHI LTD.

 36.    HITACHI ZOSEN CORPORATION

 37.    HOKUETSU PAPER MILLS LTD.

 38.    HONDA MOTOR CO. LTD.

 39.    HONEN CORPORATION

 40.    ISAEKI AND CO. LTD.

 41.    ISHIKAWAJIMA HARIMA HEAVY IND.

 42.    ISUZU MOTORS LTD.

 43.    ITOCHU CORPORATION

 44.    IWATANI INTERNATIONAL CORPORATION

 45.    JAPAN ENERGY CORPORATION

 46.    JAPAN STEEL WORKS LTD.

 47.    JAPAN SYNTHETIC RUBBER CO.

 48.    KAJIMA CORPORATION

 49.    KANEBO LTD.

 50.    KANSAI ELECTRIC POWER CO. INC.

 51.    KAWASAKI HEAVY IND. LTD.

 52.    KAWASAKI KISEN KAISHA LTD.

 53.    KAWASAKI STEEL CORPORATION

 54.    KEIHIN ELECTRIC EXPRESS RAILWAY CO.

 55.    KEIO TEITO ELECTRIC RAILWAY CO. LTD

 56.    KEISEI ELECTRIC RAILWAY CO. LTD.

 57.    KIKKOMAN CORPORATION

 58.    KIRIN BREWERY CO. LTD.

 59.    KOBE STEEL LTD.

 60.    KOMATSU LTD.

 61.    KONICA CORPORATION

 62.    KOYO SEIKO CO. LTD.

 63.    KUBOTA CORPORATION

 64.    KUMAGAI GUMI CO. LTD.

 65.    KURARAY CO. LTD.

 66.    KYOKUYO CO. LTD.

 67.    KYOWA HAKKO KOGYO CO. LTD.

 68.    MARUBENI CORPORATION

 69.    MARUI CO. LTD.

 70.    MARUZEN CO. LTD.

 71.    MATSUSHITA ELECTRIC INDUSTRIAL

 72.    MAZDA MOTOR CORPORATION

 73.    MEIDENSHA CORPORATION

 74.    MEIJI MILK PRODUCTS CO. LTD.

 75.    MEIJI SEIKA KAISHA LTD.

 76.    MERCIAN CORPORATION

 77.    MINEBEA CO. LTD.

 78.    MITSUBISHI CHEMICAL CORPORATION

 79.    MITSUBISHI CORPORATION

 80.    MITSUBISHI ELECTRIC CORPORATION

 81.    MITSUBISHI ESTATE CO. LTD.

 82.    MITSUBISHI HEAVY INDUSTRIES

 83.    MITSUBISHI MATERIALS CORPORATION

 84.    MITSUBISHI OIL CO. LTD.

 85.    MITSUBISHI PAPER MILLS LTD.

 86.    MITSUBISHI RAYON CO. LTD.

 87.    MITSUBISHI STEEL MANUFACTURING CO.

 88.    MITSUBISHI TRUST AND BANKING CORP.

 89.    MITSUBISHI LOGISTICS CORP.

 90.    MITSUI AND CO. LTD.

 91.    MITSUI ENG. AND SHIPBUILDING

 92.    MITSUI MARINE AND FIRE INSUR. CO.

 93.    MITSUI MINING AND SMELTING LTD.

 94.    MITSUI MINING CO. LTD.

 95.    MITSUI O.S.K. LINES LTD.

 96.    MITSUI REAL ESTATE SALES CO. LTD.

 97.    MITSUI SOKO CO. LTD.

 98.    MITSUI TRUST AND BANKING CO. LTD.

 99.    MITSUKOSHI LTD.

100.    MORINAGA AND CO. LTD.

101.    NACHI-FUJIKOSHI CORPORATION

102.    NAVIX LINE LTD.

103.    NEC CORPORATION


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104.    NEW OJI PAPER CO.

105.    NGK INSULATORS LTD.

106.    NICHIREI CORPORATION

107.    NICHIRO GYOGYO

108.    NIHON CEMENT CO. LTD.

109.    NIHON DENKO CO. LTD.

110.    NIHON SHINPAN CO. LTD.

111.    NIIGATA ENGINEERING CO. LTD.

112.    NIKKO SECURITIES CO. LTD.

113.    NIKON CORPORATION

114.    NIPPON BEET SUGAR MANUFACTURING CO.

115.    NIPPON CARBIDE INDUSTRIES CO. INC.

116.    NIPPON CARBON CO. LTD.

117.    NIPPON CHEMICAL INDUSTRIAL CO. LTD.

118.    NIPPON EXPRESS CO. LTD.

119.    NIPPON FLOUR MILLS CO. LTD.

120.    NIPPON KAYAKU CO. LTD.

121.    NIPPON LIGHT METAL CO. LTD.

122.    NIPPON METAL INDUSTRY CO. LTD.

123.    NIPPON OIL CO. LTD.

124.    NIPPON PAPER IND. CO. LTD.

125.    NIPPON PISTON RING CO. LTD.

126.    NIPPON SHARYO LTD.

127.    NIPPON SHEET GLASS CO. LTD.

128.    NIPPON SODA CO. LTD.

129.    NIPPON STEEL CORPORATION

130.    NIPPON SUISAN KAISHA LTD.

131.    NIPPON TELEGRAPH AND TELEPHONE NTT

132.    NIPPON YAKIN KOGYO

133.    NIPPON YUSEN K.K.

134.    NISSAN CHEMICAL INDUSTRIES LTD.

135.    NISSAN MOTOR CO. LTD.

136.    NISSHIN FLOUR MILLING CO. LTD.

137.    NISSHIN OIL MILLS LTD.

138.    NISSHINBO INDUSTRIES INC.

139.    NISSHO IWAI CORPORATION


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140.    NISSHOKIN

141.    NITTO BOSEKI CO. LTD.

142.    NKK CORPORATION

143.    NOF CORPORATION

144.    NOMURA SECURITIES CO. LTD.

145.    NORITAKE CO. LTD.

146.    NSK LTD.

147.    NTN CORPORATION

148.    OBAYASHI CORPORATION

149.    ODAKYU ELECTRIC RAILWAY

150.    OKI ELECTRIC INDUSTRY CO. LTD.

151.    OKUMA CORPORATION

152.    OSAKA GAS CO. LTD.

153.    PIONEER ELECTRONIC CORPORATION

154.    RASA INDUSTRIES LTD.

155.    RICOH COMPANY LTD.

156.    SAKURA BANK LTD.

157.    SANKYO CO. LTD.

158.    SANKYU INC.

159.    SANWA BANK LTD.

160.    SANYO ELECTRIC CO. LTD.

161.    SAPPORO BREWERIES LTD.

162.    SATO KOGYO CO. LTD.

163.    SEIKA CORPORATION

164.    SHARP CORPORATION

165.    SHIMIZU CORPORATION

166.    SHIMURA KAKO CO.

167.    SHINETSU CHEMICAL CO. LTD.

168.    SHINAGAWA REFRACTORIES CO. LTD.

169.    SHIONOGI AND CO. LTD.

170.    SHOWA DENKO K.K.

171.    SHOWA ELECTRIC WIRE AND CABLE CO. LTD.

172.    SHOWA LINE LTD.

173.    SHOWA SHELL SEKIYU K.K.

174.    SONY CORPORATION

175.    SUMITOMO BANK LTD.


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176.    SUMITOMO CEMENT CO. LTD.

177.    SUMITOMO CHEMICAL CO. LTD.

178.    SUMITOMO COAL MINING CO. LTD.

179.    SUMITOMO CORPORATION

180.    SUMITOMO ELECTRIC IND. LTD.

181.    SUMITOMO HEAVY INDUSTRIES, LTD.

182.    SUMITOMO METAL INDUSTRIES LTD.

183.    SUMITOMO METAL MINING CO. LTD.

184.    SUZUKI MOTOR CORPORATION

185.    TAISEI CORPORATION

186.    TAKARA SHUZO

187.    TAKEDA CHEMICAL INDUSTRIES

188.    TEIJIN LTD.

189.    TEIKOKU OIL

190.    TEKKEN CORPORATION

191.    TOA CORPORATION

192.    TOAGOSEI CHEMICAL INDUSTRY

193.    TOBISHIMA CORPORATION

194.    TOBU RAILWAY

195.    TOEI CO.

196.    TOHO RAYON

197.    TOHO ZINC CO. LTD.

198.    TOKAI CARBON CO. LTD.

199.    TOKIO MARINE AND FIRE INSUR. CO.

200.    TOKYO DOME CORPORATION

201.    TOKYO ELECTRIC POWER CO. INC.

202.    TOKYO GAS CO. LTD.

203.    TOKYO ROPE MFG.

204.    TOKYO TIRE AND RUBBER

205.    TOKYU CORPORATION

206.    TOKYU DEPARTMENT STORE

207.    TOMEN CORPORATION

208.    TONEN CORPORATION

209.    TOPPAN PRINTING CO. LTD.

210.    TOPY INDUSTRIES

211.    TORAY INDUSTRIES


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212.    TOSHIBA CORPORATION

213.    TOSOH CORPORATION

214.    TOTO LTD.

215.    TOYO SEIKAN KAISHA

216.    TOYOBO CO. LTD.

217.    TOYOTA MOTOR CORPORATION

218.    UBE CHEMICAL INDUSTRIES

219.    UNITIKA LTD.

220.    YAMAHA CORPORATION

221.    YAMANOUCHI PHARMACEUTICAL

222.    YASUDA FIRE AND MARINE INSURANCE CO.

223.    YOKOGAWA ELECTRIC

224.    YOKOHAMA RUBBER

225.    YUASA CORPORATION


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


						      APPENDIX B

	   LIST OF FT-SE(R) 100 SHARE UNDERLYING STOCKS

      The following is a list of the companies whose stocks comprised the FT-SE(R) 100 Share Index as of March 25, 1998.

  1.    3i GROUP PLC

  2.    ABBEY NATIONAL PLC

  3.    ALLIANCE & LEICESTER

  4.    ALLIED DOMECQ PLC

  5.    AMVESCAP PLC

  6.    ASDA GROUP PLC

  7.    ASSOCIATED BRITISH FOODS PLC

  8.    B.A.T. INDUSTRIES PLC

  9.    BAA PLC

 10.    BANK OF SCOTLAND (GOVERNOR & CO OF)

 11.    BARCLAYS PLC

 12.    BASS PLC

 13.    BG PLC

 14.    BILLITON PLC

 15.    BLUE CIRCLE INDUSTRIES PLC

 16.    BOC GROUP PLC

 17.    BOOTS CO PLC

 18.    BRITISH AEROSPACE PLC

 19.    BRITISH AIRWAYS PLC

 20.    BRITISH ENERGY

 21.    BRITISH LAND CO PLC

 22.    BRITISH PETROLEUM CO PLC

 23.    BRITISH SKY BROADCASTING GROUP PLC

 24.    BRITISH STEEL PLC

 25.    BRITISH TELECOMMUNICATIONS PLC

 26.    BTR PLC

 27.    CABLE & WIRELESS PLC

 28.    CADBURY SCHWEPPES PLC

 29.    CARLTON COMMUNICATIONS PLC

 30.    CENTRICA PLC

 31.    COMMERCIAL UNION PLC

 32.    COMPASS GROUP PLC

 33.    DIAGEO PLC

 34.    EMI GROUP PLC

 35.    ENERGY GROUP PLC

 36.    ENTERPRISE OIL PLC

 37.    GENERAL ACCIDENT PLC

 38.    GENERAL ELECTRIC CO PLC

 39.    GKN PLC

 40.    GLAXO WELLCOME PLC

 41.    GRANADA GROUP PLC

 42.    GREAT UNIVERSAL STORES PLC

 43.    GUARDIAN ROYAL EXCHANGE PLC

 44.    HALIFAX

 45.    HAYS PLC

 46.    HSBC HLDGS (75P)

	HSBC HLDGS (HK$10)

 47.    IMPERIAL CHEMICAL INDUSTRIES PLC

 48.    KINGFISHER PLC

 49.    LADBROKE GROUP PLC

 50.    LAND SECURITIES PLC

 51.    LASMO PLC

 52.    LEGAL & GENERAL GROUP PLC

 53.    LLOYDS TSB GROUP PLC

 54.    LUCAS VARITY

 55.    MARKS & SPENCER PLC

 56.    NATIONAL GRID GROUP PLC

 57.    NATIONAL POWER PLC

 58.    NATIONAL WESTMINISTER BANK PLC

 59.    NEXT PLC

 60.    NORWICH UNION PLC

 61.    NYCOMED AMERSHAM N/V

	NYCOMED AMERSHAM PLC

 62.    ORANGE PLC

 63.    PEARSON PLC

 64.    PENINSULAR & ORIENTAL STEAM NAV CO

 65.    POWERGEN PLC


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 66.    PRUDENTIAL CORPORATION PLC

 67.    RAILTRACK GROUP

 68.    RANK GROUP PLC

 69.    RECKITT & COLMAN PLC

 70.    REED INTERNATIONAL PLC

 71.    RENTOKIL INITIAL PLC

 72.    REUTERS GROUP PLC

 73.    RIO TINTO

 74.    ROLLS-ROYCE PLC

 75.    ROYAL & SUN ALLIANCE INS GROUP PLC

 76.    ROYAL BANK OF SCOTLAND GROUP PLC

 77.    SAFEWAY PLC

 78.    SAINSBURY (J) PLC

 79.    SCHRODERS N/V

	SCHRODERS ORD

 80.    SCOTTISH & NEWCASTLE PLC

 81.    SCOTTISH POWER PLC

 82.    SEVERN TRENT PLC

 83.    SHELL TRANSPORT AND TRADING CO PLC

 84.    SIEBE PLC

 85.    SMITHKLINE BEECHAM PLC

 86.    SMITHS INDUSTRIES PLC

 87.    STANDARD CHARTERED PLC

 88.    SUN LIFE & PROVINCIAL HOLDINGS PLC

 89.    TESCO PLC

 90.    THAMES WATER PLC

 91.    TOMKINS PLC

 92.    UNILEVER PLC

 93.    UNITED NEWS & MEDIA PLC

 94.    UNITED UTILITIES PLC

 95.    VODAFONE GROUP PLC

 96.    WHITBREAD PLC

 97.    WILLIAMS PLC

 98.    WOLSELEY PLC

 99.    WOOLWICH

100.    ZENECA GROUP PLC


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